Exhibit 99.1

March 26, 2008                                                                                                 FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL, INC.
PROVIDES ADDITIONAL SUMMARY OF
RAYMOND JAMES BANK STATISTICS

ST. PETERSBURG, Fla. – In response to numerous inquiries, we are releasing a statistical summary of some key measures of Raymond James Bank. Going forward, the firm intends to provide this updated data as part of the quarterly earnings releases. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
Raymond James Bank is a federally chartered savings bank, regulated by the Office of Thrift Supervision, which provides residential, consumer and commercial loans, as well as FDIC-insured deposit accounts, to clients of the Raymond James Financial broker-dealer subsidiaries and to the general public. The bank also purchases residential whole loan packages and is active in bank participations and corporate loan syndications. The bank operates from a single branch location adjacent to the Raymond James headquarters complex in St. Petersburg, Florida. Its deposits consist predominately of cash balances swept from the investment accounts of Raymond James & Associates and Raymond James Financial Services clients. In all periods presented, Raymond James Bank was categorized as “well capitalized” under the bank regulatory framework.
Corporate Loan Portfolio
Raymond James Bank's corporate loan portfolio is comprised of project finance real estate loans and commercial lines of credit and term loans. The majority of these loans are participations in Shared National Credits agented by approximately 30 different financial institutions with whom the bank has created a relationship. The bank is sometimes involved in the initial syndication of the loan at inception and some of these loans have been purchased in secondary trading markets. Regardless of source, all loans are independently underwritten to bank credit policies, are subject to loan committee approval, and credit quality is continually monitored by corporate lending staff. Approximately one-third of the corporate borrowers have a capital markets relationship with Raymond James. More than half of the bank's corporate borrowers are public companies and nearly two-thirds have annual EBITDA greater than $50 million. The bank's corporate loans are generally secured by all assets of the borrower and in some instances are secured by mortgages on specific real estate. In a limited number of transactions, loans in the portfolio are extended on an unsecured basis to very creditworthy borrowers. There are no subordinated loans or mezzanine financings in the corporate loan portfolio.
Residential Loan Portfolio
Raymond James Bank's residential loan portfolio consists primarily of first mortgage loans originated by the bank via referrals of the firm's clients from Raymond James Private Client Group financial advisors, and first mortgage loans purchased by Raymond James Bank originated by select large financial institutions. These purchased mortgage loans represent over 90% of the bank's residential portfolio. All of the bank's residential loans adhere to strict bankunderwriting parameters pertaining to credit score and credit history, debt-to-income ratio of the homeowner, loan-to-value, and combined loan-to-value (including second mortgage/ home equity loans). On average, three-fourths of the purchased residential loans are re-underwritten by the bank staff prior to purchase, with the remainder coming from long-standing sources and meeting extremely high credit criteria. The vast majority of the residential loans are fully documented loans to owner-occupant borrowers. More than three-fourths of the bank's residential loans are interest-only for an initial period of the loan, typically 3-5 years, then become fully amortizing. The bank has a long history with these types of loans. Originated 15 or 30-year fixed rate mortgages are typically sold to correspondents and only retained on an exception basis. The vast majority of Raymond James Bank’s loans are serviced by the seller of the mortgages or by third party professional firms.

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March 26, 2008                                                                                      Raymond James Financial, Inc.

$ in 000s UNAUDITED	Three Months Ending 12/31/2007	Three Months Ending 9/30/2007	Three Months Ending 6/30/2007	Three Months Ending 3/31/2007	Three Months Ending 12/31/2006
Net Revenues	$38,118	$29,472	$22,683	$17,430	$15,856
Net Income	$9,495	$1,646	$5,471	$6,136	$4,032
Provision Expense to increase Reserves for Loan Loss & Unfunded Commitments	$12,016	$19,085	$6,247	$2,015	$4,802
Net Interest Margin (% Total Assets)	2.12%	1.75%	1.61%	1.63%	1.79%
Net Interest Spread (IEA Yield - COF)	1.82%	1.44%	1.32%	1.24%	1.55%

	As of 12/31/2007	As of 9/30/2007	As of 6/30/2007	As of 3/31/2007	As of 12/31/2006
Total Assets	$6,822,561	$6,323,303	$5,423,164	$5,108,998	$3,358,245
Total Loans, Net	$5,653,503	$4,664,209	$3,427,240	$3,008,765	$2,688,863
Total Deposits	$6,208,862	$5,585,259	$5,024,546	$4,691,779	$3,066,724
Total Capital	$443,540	$366,927	$331,609	$317,100	$225,930
Corporate & Real Estate Loans[1]	$3,466,735	$2,769,517	$1,674,487	$1,391,165	$1,233,855
Retail/Residential Loans[2]	$2,266,024	$1,942,662	$1,783,306	$1,642,941	$1,477,920
Reserves for Loan Loss & Unfunded Lending Commitments (as % Loans)	1.14%	1.15%	1.03%	0.97%	1.01%
Total Nonaccrual Loans	$4,015	$1,391	$5,193	$4,928	$2,419
Total Nonperforming Loans[3] (% Loans)	0.11%	0.09%	0.15%	0.16%	0.11%
Net Charge-offs	$586	$906	$131	$0	$45
Number of 1-4 Family Residential Lns	5,860	5,394	5,051	4,772	4,636
Residential First Mortgage Loan Weighted Average LTV / FICO[4]	68% / 747	69% / 748	72% / 748	69% / 748	69% / 747
1-4 Family Mortgage Geographic Concentration (top 5 states, dollars outstanding as a percent of total assets)	5.8% CA	5.5% CA	5.7% CA	5.5% CA	7.3% CA
	3.7% FL	3.9% FL	4.4% FL	4.1% FL	5.6% FL
	2.9% NY	1.9% NJ	2.1% VA	2.2% VA	2.9% NJ
	2.9% NJ	1.9% NY	1.9% NJ	2.0% NJ	2.9% VA
	1.7% VA	1.8% VA	1.7% NY	1.6% AZ	2.1% NY
Corporate Loan Industry Concentration (top 5 categories, dollars outstanding as a percent of total assets)	3.8% Healthcare (excluding hospitals)	3.6% Media Communications	2.5% Retail Real Estate	3.4% Consumer Products/Services	3.6% Consumer Products/Services
	3.3% Media Communications	3.2% Industrial Manufacturing	2.4% Consumer Products/Services	2.3% Retail Real Estate	3.0% Hospitals
	3.2% Consumer Products/Services	3.1% Consumer Products/Services	2.0% Media Communications	2.00% Hospitality	2.8% Retail Real Estate
	2.7% Retail Real Estate	2.9% Gaming	2.0% Hospitals	1.9% Hospitals	2.3% Gaming
	2.5% Telecom	2.6% Retail Real Estate	1.9% Gaming	1.6% Gaming	2.2% Hospitality

 1Commercial, Real Estate Construction, and Commercial Real Estate Loans, Net of Unearned    2Residential Mortgage and Consumer Loans, Net of Unearned    3Includes 90+ days Past Due plus Nonaccrual Loans.    4Small group of local loans representing less than 0.5% of residential portfolio excluded. Prior to 12/31/07 quarter, LTV/FICO averages presented are for Interest Only residential loans.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers, (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment ServicesLimited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 4,770 financial advisors serving approximately 1.6 million accounts in 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $210 billion, of which $35.5 billion are managed by the firm’s asset management subsidiaries.

For more information, please contact Anthea Penrose at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.